Results of Special Meeting of Shareholders
March 10, 2003


On March 10, 2003, a Special Meeting of Shareholders of Granum Value Fund (the "Fund"), a series of Granum Series Trust (the "Trust), was held (1) to elect seven persons to serve as trustees of the Trust, and (2) to ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Trust for the 2003 fiscal year.


The results of the voting for the election of Trustees were as follows:

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                                          Withold     Broker
Nominees                 For Election     Authority  Non-Votes        Status
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Edwin M. Cooperman         2,889,824       19,076       0      Incumbent Trustee
Lewis M. Eisenberg         2,891,199       17,701       0      Incumbent Trustee
Walter F. Harrison, III    2,891,199       17,701       0      Incumbent Trustee
W. Michael Reickert        2,891,199       17,701       0         New Trustee
Burnell R. Roberts         2,888,274       20,626       0      Incumbent Trustee
Thaddeus Seymour           2,884,670       24,230       0      Incumbent Trustee
Richard A. Zimmer          2,891,339       17,561       0      Incumbent Trustee
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     The  results  of  the  voting  for  the   ratification   or   rejection  of
PricewaterhouseCoopers, LLP as independent accountants were as follows:

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                             Number of Shares
   -------------------------------------------------------------------
    For           Against           Abstain          Broker Non-votes
   -------------------------------------------------------------------
    2,892,036      14,206            2,658                  0
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